UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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      ☐ Confidential, For Use of the Commission                        Only (as permitted by Rule 14a-6(e)(2))
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      ☐ Soliciting Material Pursuant to §240.14a -12

SONOSITE, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 13, 2007

Dear Shareholder:

     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of SonoSite, Inc., which will be held on Tuesday, April 24, 2007, at 8:00 a.m., local time, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904.

     At the annual meeting, you will be asked to consider and vote to elect ten directors to SonoSite’s board of directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

     SONOSITE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF KMPG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

     You should read carefully the accompanying notice of annual meeting of shareholders and the proxy statement for additional related information.

     To be sure that your shares are properly represented at the meeting, whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the annual meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely, KEVIN M. GOODWIN President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
WE URGE YOU TO VOTE USING TELPHONE OR INTERNET VOTING IF AVAILABLE TO YOU, OR
BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

SONOSITE, INC.
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 24, 2007
________________

     We will hold the 2007 Annual Meeting of Shareholders of SonoSite, Inc. at 8:00 a.m., local time, on Tuesday, April 24, 2007, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904, for the following purposes:

  To elect ten directors to SonoSite’s board of directors to serve until the 2008 annual meeting of shareholders;

  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     The board of directors has fixed the close of business on February 26, 2007, as the record date for determining shareholders entitled to notice of and to vote at the annual meeting.

     The directors elected will be the ten candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify appointment of the independent registered public accounting firm.

     You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card, even if you plan to attend the annual meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted, either by returning a proxy for the same shares bearing a later date, filing with the corporate secretary of SonoSite a written revocation bearing a later date or attending the annual meeting and voting in person. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors, KATHRYN SURACE-SMITH Vice President, General Counsel and Corporate Secretary

Bothell, Washington
March 13, 2007

SONOSITE, INC.
____________________

PROXY STATEMENT
____________________

2007 ANNUAL MEETING OF SHAREHOLDERS

     This proxy statement is being furnished to holders of shares of common stock of SonoSite in connection with the solicitation of proxies by our board of directors for use at our 2007 annual meeting of shareholders to be held at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904, at 8:00 a.m., local time, on Tuesday, April 24, 2007. Matters to be considered at the annual meeting are set forth in the accompanying notice of annual meeting of shareholders. It is expected that the notice of annual meeting of shareholders, proxy statement and accompanying form of proxy will be mailed to shareholders on March 22, 2007.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     Only our shareholders of record at the close of business on February 26, 2007, are entitled to notice of and to vote at the annual meeting. On that date, there were 16,481,891 shares of common stock outstanding. The number of shareholders of record of our common stock on February 26, 2007 was 18,136. This figure does not include the number of shareholders whose shares are held by a broker or clearing agency, but does include each such brokerage house or clearing agency as one holder of record.

REVOCABILITY OF PROXIES

     Shares represented at the annual meeting by properly executed proxies will be voted at the annual meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at any time either by:

  filing with the corporate secretary of SonoSite, prior to the annual meeting, either a written revocation or a duly executed proxy bearing a later date; or

  attending the annual meeting and voting in person, regardless of whether a proxy has previously been given.

     Presence at the annual meeting will not revoke the shareholder’s proxy unless such shareholder votes in person.

QUORUM AND VOTING

     You will be entitled to one vote per share of common stock that you hold. Action may be taken on a matter submitted to shareholders at the annual meeting only if a quorum exists. The presence, in person or by proxy, of one-third of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “abstain” box on the proxy card, or when a shareholder present at the meeting does not cast a ballot.

     Under applicable law and SonoSite’s restated articles of incorporation and amended and restated bylaws, if a quorum is present at the annual meeting, the ten nominees for election of directors who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.

     The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify the appointment of the independent registered public accounting firm.

     Because custodians will have discretionary voting authority with respect to election of directors and the ratification of the independent registered public accounting firm, broker non-votes will have no effect with respect to the election of directors or ratification of the appointment of the independent registered public accounting firm. The outcome of these proposals is determined by a majority of votes cast, and abstentions and broker non-votes will have no effect on the outcome because they are not counted as votes cast for or against the proposal. For the same reason, abstentions will have no effect on the proposal to ratify the independent registered public accounting firm.

     Your shares will be voted in accordance with the instructions you indicate when you submit your proxy. If you submit a proxy, but do not indicate your voting instructions, your shares will be voted as follows:

  FOR the election of the director nominees listed in this proxy statement;

  FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007; and

  At the discretion of the proxy holders, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Voting by Mail

     By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Voting by Telephone

     You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet

     You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting

     If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

     This proxy statement and the 2006 annual report are available on our Internet site by going to www.sonosite.com and clicking on “About Sonosite”, then “For Investors”. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save SonoSite the cost of producing and mailing these documents by following the instructions provided on your proxy card or following the instructions provided when you vote over the Internet.

     If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access SonoSite’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time. You do not have to elect Internet access each year.

HOUSEHOLDING

     We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission, or SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside. Any one of the shareholders at a shared address may notify Automatic Data Processing, Inc., or ADP, either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, if such shareholder wishes to receive additional copies of this proxy, and ADP will deliver the additional copy promptly after the request. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

     If you are a shareholder of record and share an address with one or more other shareholders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, or you wish to request delivery of a single copy of our annual reports, proxy statements and other disclosure documents, you can do so by contacting ADP, either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from or added to the householding program within 30 days of receipt of your request.

     A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

SOLICITATION OF PROXIES

     Proxies may be solicited by our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail or telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     At the annual meeting, ten directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. The board of directors has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

     Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote “FOR” the election of the nominees listed below.

     The following table sets forth the name and age of each member of the board of directors, the positions and offices held by each director with SonoSite and the period during which the director has served as a director of SonoSite.

     At the annual meeting, the ten directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. There are no family relationships among any of the Company’s directors or executive officers.

			Director
Name	Age	Positions and Offices With SonoSite	Since
Kirby L. Cramer	70	Chairman of the Board of Directors (non-executive)	1998
Carmen L. Diersen	46	Director	2005
Kevin M. Goodwin	49	President, Chief Executive Officer and Director	1998
Paul V. Haack	56	Director	2006
Edward V. Fritzky	56	Director	1998
Steven R. Goldstein, M.D.	56	Director	1998
Robert G. Hauser, M.D.	67	Director	2004
William G. Parzybok, Jr.	65	Director	1998
Jeffrey Pfeffer, Ph.D.	60	Director	1998
Jacques Souquet, Ph.D.	60	Director	1998

     Kirby L. Cramer has served as our non-executive Chairman of the Board since 1998. From 1968 to 1987, Mr. Cramer served as Chief Executive Officer of Hazleton Laboratories Corporation, now called Covance, Inc., and is currently its Chairman Emeritus. He is also a member of the board of directors of DJ Orthopedics Corporation, an orthopedic device company, and Cardiometrix Corporation, a medical device company. He served as Chairman of Northwestern Trust Company, a private wealth management company, from 1993 until 2002, when it was acquired by Harris Trust Company, and as non-executive Chairman of Corus Pharma, Inc., a private biotechnology company, until its acquisition by Gilead Sciences in 2006. Mr. Cramer holds a B.A. degree from Northwestern University and an M.B.A. degree from the University of Washington and is a graduate of the Harvard Business School’s Advanced Management Program.

     Carmen L. Diersen joined SonoSite’s Board in 2005. Since September 2006, Ms. Diersen has served as the Chief Financial Officer of Spine Wave, Inc., a developer of advanced materials, techniques, and implant systems for spinal surgery. From 2004 to 2006, Ms. Diersen served as Executive Vice President and Chief Financial Officer of American Medical Systems. From 1992 to 2004, she held positions of increasing domestic and international responsibility in finance, business development, and general management at Medtronic Inc., including Vice President, Business Development, Vice President, General Manager, Musculoskeletal Tissue Services and Vice President of Finance and Administration and Vice President of Business Development, Americas and Asia Pacific. From 1982 to 1992, she was at Honeywell Inc. Ms. Diersen also serves on the board of directors of Memry Corporation. Ms. Diersen received a B.S. Accounting Degree from the University of North Dakota and an MBA from the University of Minnesota, Carlson School of Management.

     Kevin M. Goodwin has served as our President, Chief Executive Officer and a director since 1998. From 1997 to 1998, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound, Inc.’s handheld systems business group. From 1991 to 1997, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound’s businesses in Asia, the Pacific and Latin America. From 1987 to August 1991, Mr. Goodwin served in a variety of sales positions at ATL Ultrasound. From 1980 to 1987, Mr. Goodwin served in various management positions with American Hospital Supply, Picker International and Baxter Healthcare Corporation, all medical equipment and supply distributors. Mr. Goodwin holds a B.A. degree from Monmouth College, with an emphasis on hospital management, and attended the Executive Program at the Stanford Graduate School of Business.

     Edward V. Fritzky has served as a director of SonoSite since 1998. Mr. Fritzky served as Chairman of the Board and Chief Executive Officer of Immunex Corporation, a biotechnology company, from 1994 until the merger of Immunex with Amgen Inc. in 2002. From 1992 to 1994, he served as President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical and chemical company. Mr. Fritzky was Vice President of Lederle Laboratories from 1989 to 1992. Prior to joining Lederle Laboratories, he was an executive at Searle Pharmaceuticals, Inc., a subsidiary of the Monsanto Company, a pharmaceutical and chemical company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing for the United States and later President and General Manager of Searle Canada, Inc. Mr. Fritzky also serves on the boards of directors of Geron

Corporation, a biopharmaceutical company, and Jacobs Engineering Group, Inc., an engineering and construction services company. Mr. Fritzky holds a B.A. degree from Duquesne University and is a graduate of the Advanced Executive Program at the J.L. Kellogg Graduate School of Management at Northwestern University.

     Steven R. Goldstein, M.D. has served as a director of SonoSite since 1998. Since 1995, he has served as Professor of Obstetrics and Gynecology at New York University School of Medicine. Since 1980, Dr. Goldstein has held various positions as a doctor of Obstetrics and Gynecology at New York University Medical Center, serving as Director of Gynecological Ultrasound since 1994, and as Co-Director of Bone Densitometry for the Department of Obstetrics and Gynecology since 1997. Dr. Goldstein holds an M.D. degree from New York University School of Medicine and completed his residency in Obstetrics and Gynecology at New York University-affiliated hospitals in 1980.

     Paul V. Haack joined SonoSite’s Board in February 2006. From 1972 until his retirement in 2005, Mr. Haack practiced as a Certified Public Accountant, and held positions of increasing responsibility at Deloitte and Touche. Most recently Mr. Haack was a senior partner in Chicago serving the United Airlines and Boeing accounts. During his career he also served as lead technical partner in Deloitte’s Northwest and Milwaukee Practices. Mr. Haack also serves on the board of directors of Esterline Technologies. Mr. Haack received a B.S. Degree in business from the University of Montana.

     Robert G. Hauser, M.D., F.A.C.C., F.H.R.S, has served as a director of SonoSite since 2004. Dr. Hauser has been a Senior Consulting Cardiologist at the Minneapolis Heart Institute since 1992. In 2003-2004 and in 1995-1996, he served as President of the Cardiovascular Services Division of Abbott Northwestern Hospital. From 1987 to 2003, he was the director of Pacemaker Surveillance Clinic, Minneapolis Heart Institute. From 1988 to 1992, Dr. Hauser served as President and Chief Executive Officer of Cardiac Pacemakers, Inc., a division of Eli Lilly and Company, prior to its merger with Guidant, Inc. Dr. Hauser is a fellow of the American College of Cardiology and a Founder, Past-President and Fellow of the Heart Rhythm Society (NASPE). He received a B.S. degree from the University of Cincinnati and graduated with honors from College of Medicine at University of Cincinnati in 1968.

     William G. Parzybok, Jr. has served as a director of SonoSite since 1998. From 1991 to 1998, Mr. Parzybok was Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments. From 1984 to 1991, he served as Vice President and General Manager of various groups at Hewlett-Packard Company, a computer hardware and instrument manufacturer. Mr. Parzybok holds B.S. and M.S. degrees from Colorado State University.

     Jeffrey Pfeffer, Ph.D. has served as a director of SonoSite since 1998. He is the Thomas D. Dee II Professor of Organizational Behavior at the Graduate School of Business at Stanford University, where he has been a faculty member since 1979. He also served on the faculty at the University of Illinois and the University of California at Berkeley and served as the Thomas Henry Carroll-Ford Foundation Visiting Professor of Business Administration at Harvard Business School. Dr. Pfeffer is a member of the board of directors of Audible Magic Corporation, a private Internet software company. Dr. Pfeffer holds B.S. and M.S. degrees from Carnegie Mellon University and a Ph.D. degree from Stanford University.

     Jacques Souquet, Ph.D. has served as a director of SonoSite since April 1998. Dr. Souquet is the founder and CEO of SuperSonic Imagine, a French company focused on the early detection and characterization of lesions. Prior to that, Dr. Souquet served as a scientific consultant at Philips Medical Systems. From 2001 to 2002, he served as Chief Scientific and Technology Officer of Philips Medical Systems. Before the acquisition of ATL Ultrasound by Philips Medical Systems in 1998, Dr. Souquet served as Chief Technology Officer and Senior Vice President for Product Generation at ATL. Dr. Souquet serves on the board of directors of Median Technologies, a company involved in the development of computer aided detection for medical applications. He also serves on the educational board of Northeastern University in Shenyang, China. Dr. Souquet received a High Engineering Degree from Ecole Superieure d’Electricite of Paris, France, a Ph.D. degree from Orsay University of France in the field of optical memory, and a second Ph.D. degree from Stanford University in the field of new acoustic imaging techniques for medical ultrasound applications and nondestructive testing.

The Board of Directors Unanimously Recommends a Vote “FOR” the Election of the Nominees.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

     The board of directors has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market: Kirby L. Cramer, Carmen L. Diersen, Edward V. Fritzky, Steven R. Goldstein, M.D., Paul V. Haack, Robert G. Hauser, M.D., William G. Parzybok, Jr., Jeffrey Pfeffer, Ph.D., and Jacques Souquet, Ph.D. The board of directors has also determined that each of the members of the board committees meets the independence requirements applicable to committees under the Nasdaq and the Securities and Exchange Commission rules and regulations.

COMMITTEE MEMBERSHIP AND FUNCTION

     The board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and an innovation and technology committee. Each of these committees is responsible to the board of directors and, except to the extent that sole authority over a particular matter has been granted to such committee, its activities are subject to approval of the board. The functions performed by these committees are summarized below.

Audit Committee

     The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of SonoSite and audits of its financial statements. The Committee is governed by an audit committee charter adopted by the board of directors that may be amended by the board of directors at any time, in which case the most current version will be available on our web site at www.sonosite.com by first clicking on “About Sonosite” and then “Corporate Governance”. The audit committee’s primary duties and responsibilities include:

  Appointing and retaining our independent registered public accounting firm, approving all audit, review and other services to be provided by the independent registered public accounting firm and determining the compensation to be paid for such services;

  Overseeing the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

  Overseeing the qualifications, independence and performance of our independent registered public accounting firm and internal controls compliance department;

  Reviewing and, if appropriate, approving any related party transactions;

  Providing an avenue of communication among the independent registered public accounting firm, management, the internal controls compliance department, and the board of directors, including a meeting summary as part of regular board of directors meetings;

  Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

  Monitoring compliance with legal and regulatory requirements.

     The members of the audit committee are Mr. Haack (chairperson), Ms. Diersen, Mr. Fritzky and Mr. Parzybok. The board of directors has determined that all members of the audit committee meet the independence requirements of both Nasdaq and the SEC and that all members of the audit committee qualify as SonoSite’s “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The biographical summaries for Mr. Haack, Ms. Diersen, Mr. Fritzky and Mr. Parzybok are included under “Proposal One: Election of Directors - Nominees.” There were nine audit committee meetings in 2006.

Compensation Committee

     The compensation committee has been delegated by the board of directors to oversee all significant aspects relating to SonoSite’s compensation policies and programs, including recommending director and officer compensation. The Committee is governed by a compensation committee charter, adopted by the board of directors, which may be amended by the board of directors at any time, in which case the most current version will be available on our web site at www.sonosite.com by first clicking on “About Sonosite” and then “Corporate Governance”. The compensation committee’s responsibilities include:

  Reviewing and approving compensation and benefits for directors and our executive officers;

  Administering our incentive compensation and benefits plans;

  Reviewing and approving corporate and individual goals and objectives relevant to the compensation of our officers;

  Evaluating the performance of our chief executive officer in light of individual and corporate goals and objectives; and

  Making recommendations to the board of directors regarding such matters.

     The members of the compensation committee are Dr. Hauser (chairperson), Mr. Cramer, and Drs. Goldstein, Pfeffer and Souquet. There were five compensation committee meetings in 2006.

Nominating and Corporate Governance Committee

     The nominating and corporate governance committee is appointed by the board of directors to help ensure that the board of directors is appropriately constituted to meet its fiduciary obligations to SonoSite and its shareholders related to monitoring and safeguarding the independence of the board and providing a leadership role in shaping the corporate governance of SonoSite.

     A complete description of the Committee’s functions is provided in its written charter, which is accessible via our website at www.sonosite.com by first clicking on “About Sonosite” and then “Corporate Governance”. The nominating and corporate governance committee’s primary duties and responsibilities include:

  Establishing director qualifications and the selection criteria for new directors;

  Identifying individuals qualified to become directors and recommending director nominees to the board of directors;

  Overseeing the annual assessment of each director;

  Annually reviewing the board of directors committee membership and structure;

  Monitoring the independence of directors under Nasdaq Stock Market listing requirements; and

  Reviewing and assessing the board’s corporate governance principles and the company’s code of conduct applicable to all directors, officers and employees, and monitoring and approving any modifications or waivers of such code of business conduct and ethics.

     The members of the nominating and corporate governance committee are Ms. Diersen (chairperson), Messrs. Cramer, Fritzky and Haack and Dr. Pfeffer, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules. The nominating and corporate governance committee held four meetings in 2006.

Innovation and Technology Committee

     In February 2006, the board created the innovation and technology committee to oversee and provide counsel to the board of directors and SonoSite management on all matters relating to SonoSite’s innovation and technology strategy.

     The members of the innovation and technology committee are Mr. Parzybok (chairperson) and Drs. Goldstein, Hauser, and Souquet. A complete description of the Committee’s functions is provided in its written charter, which is accessible via our website at www.sonosite.com by first clicking on “About Sonosite” and then “Corporate Governance”. The innovation and technology committee held two meetings in 2006.

BOARD, COMMITTEE AND ANNUAL MEETING ATTENDANCE

     In 2006, there were eight meetings of the board of directors. Each board member attended at least 75% of the aggregate of the meetings of the board and of the committees on which he or she served. SonoSite has no formal policy regarding annual meeting attendance by its directors, but it strongly encourages attendance and all directors attended our 2006 annual meeting of shareholders.

EXECUTIVE SESSIONS

     Our corporate governance principles require that at each board of directors meeting, and at such other times as determined by the chairperson or as required by applicable law, the independent directors shall meet separately in executive session without management present.

DIRECTOR NOMINATIONS

Criteria for Board Membership

     The nominating and corporate governance committee reviews the skills, characteristics and experience of potential candidates for election to the board and recommends nominees for directors to the full board for approval. As stated in our corporate governance principles posted on our website at www.sonosite.com, among the characteristics to be considered by the nominating and corporate governance committee in evaluating director candidates are professional background, business experience, judgment and integrity, familiarity with the healthcare industry and technical expertise. To the extent practicable, candidates for open director seats are selected on the principle that relevant business and industry experience is beneficial to the board of directors as a whole. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and its committees, as well as the nature and time involved in a director’s service on other boards.

Process for Identifying and Evaluating Nominees

     The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the board of directors as a result of a resignation or otherwise, or if the board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee then identifies the desired skills and experience of a new nominee in light of the criteria above.

Shareholder Nominees

     In accordance with our bylaws and applicable law, recommendations for nominations for directors may be made by any shareholder of record entitled to vote for the election of directors at shareholder meetings held for such purpose. The requirements a shareholder must follow for recommending persons for election as directors are set forth in our bylaws and the section of this proxy statement titled “Deadline for Receipt of Shareholder Proposals for 2008 Annual Meeting.” If a shareholder complies with these procedures for recommending persons for election as directors, the committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the committee’s independent judgment in accordance with the policies and procedures adopted in the committee’s charter, and based upon the same criteria used with respect to candidates selected by the board, will determine whether to recommend the candidates recommended by the shareholders to the board of directors for inclusion in the list of candidates for election as directors at the next shareholder meeting held to elect directors.

Board Nominees for the 2007 Annual Meeting

     Each of the nominees listed in this proxy statement are current directors standing for re-election.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     The board of directors maintains a process for shareholders to communicate with the board of directors. Shareholders wishing to communicate with the board of directors should send any communication to Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The corporate secretary will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the corporate secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All members of the compensation committee are independent directors, and none of them serve as a member of a compensation committee (or equivalent) or board of directors of any entity that has one or more executive officer serving as a member of our compensation committee or board of directors.

CODE OF CONDUCT

     SonoSite has adopted a code of conduct to guide our officers, directors and employees, including our principal executive officer, principal financial officer and controller, in complying with the law and maintaining the highest standards of ethical conduct. All of our employees must carry out their duties in accordance with the policies set forth in the code of conduct and with applicable laws and regulations. The code of conduct also sets forth our procedures for reporting possible wrongdoing to executive management and establishes a confidential procedure for reporting to the audit committee. A copy of the code of conduct can be accessed on the Internet via our website at www.sonosite.com by first clicking on “About Sonosite” and then “Corporate Governance”.

EXECUTIVE OFFICERS

     Our executive officers and their ages as of December 31, 2006, are as follows:

			Officer
Name	Age	Positions	Since
Kevin M. Goodwin	49	President, Chief Executive Officer and Director	1998
Graham Cox	48	Vice President, International	2005
Thomas Dugan	49	Senior Vice President, Sales and Marketing	2005
Michael J. Schuh	46	Vice President, Finance, Chief Financial Officer and Treasurer	2000
Kathryn Surace-Smith	48	Vice President, General Counsel and Corporate Secretary	2002

     Kevin M. Goodwin’s biographical summary is included under “Proposal One: Election of Directors—Nominees”.

     Graham D. Cox, Vice President, International, joined SonoSite in 1999. He was promoted from Vice President, Europe, Middle East and Africa to Vice President, International in 2005. Involved with the ultrasound industry since 1978, Mr. Cox worked for ATL Ultrasound, now part of Philips, and Acuson, now part of Siemens, prior to joining SonoSite. Mr. Cox received an electronic engineer education and holds an Executive MBA from the International Management Centers Association.

     Thomas Dugan, Senior Vice President, Sales and Marketing, joined SonoSite in 2005. Previously, Mr. Dugan was president of InterVascular, Inc., a subsidiary of Datascope Corporation from 2002 to 2004 and was a corporate officer of Datascope. He also served as corporate vice president of business development for Datascope from 2001 to 2002. From 1999 to 2001, Mr. Dugan was vice president of marketing for United States Surgical, a division of

Tyco Healthcare. From 1996 to 1999, he headed business development for United States Surgical. Mr. Dugan has held management positions in sales, marketing and international with C.R. Bard, Puritan-Bennett and Johnson & Johnson.

     Michael J. Schuh has served as Vice President, Finance and Chief Financial Officer since 2000, and as Treasurer since 2003. From 2000 to 2002, Mr. Schuh also served as Secretary. Previously, Mr. Schuh was with Leasetec Corporation in Boulder, Colorado for approximately 14 years in a variety of positions including vice president of finance, director of strategic planning and acquisitions, European finance director and corporate controller. He also acted as chief financial officer and chief operating officer of Capital Associates in Lakewood, Colorado. Prior to Leasetec, Mr. Schuh served for four years as senior consultant for Deloitte Haskins & Sells in Denver, Colorado. Mr. Schuh holds a bachelor’s degree in business administration from the University of Wisconsin in Madison, Wisconsin.

     Kathryn Surace-Smith has served as Vice President and General Counsel since 2002. From 1996 to August 2002, she was General Counsel at Metawave Communications, a telecommunications equipment provider. Prior to that, Ms. Surace-Smith served as International Counsel for Alcatel Telecom in Paris and as Counsel at the European Bank for Reconstruction and Development in London. After receiving her law degree from Columbia University, where she served as editor of the Columbia Law Review, she was in private practice with Gibson, Dunn & Crutcher. She received her undergraduate degree from Princeton University.

COMPENSATION DISCUSSION AND ANALYSIS

THE COMPENSATION COMMITTEE

Membership and Charter

     Until February 14, 2006, the members of the compensation committee of the board of directors were Richard S. Schneider, Ph.D. (chairperson), Steven R. Goldstein, M.D., Robert G. Hauser, M.D. and Jacques Souquet, Ph.D. On February 14, 2006, the board of directors appointed Dr. Hauser as the chairperson and Drs. Pfeffer and Goldstein and Mr. Cramer as committee members, effective as of April 26, 2006. Dr. Schneider retired from the board effective April 26, 2006. As required by the committee charter, all committee members have been and currently are independent nonemployee directors as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and the director independence requirements of the NASDAQ. In addition, each director satisfies the definition of “outside director” under Section 162(m) of the Internal Revenue Code. No special expertise in compensation matters is required for appointment to the committee.

     The compensation committee is responsible for all components of SonoSite’s executive compensation program and for administering all stock option plans, including the 1998 Stock Option Plan (the “1998 Plan”) and the 2005 Stock Incentive Plan (the “2005 Plan”), under which stock option grants, restricted stock unit grants and other types of incentive compensation may be made to executive officers. In addition, the committee administers SonoSite’s other employee benefit plans, including its 401(k) plan, and employee stock purchase plan. On an annual basis, the compensation committee evaluates the performance and compensation of SonoSite’s chief executive officer. The committee also reviews and recommends the compensation of the board for approval by the entire board.

     The committee’s charter can be found on SonoSite’s website at www.sonosite.com by first clicking on “About Sonosite” and then “Corporate Governance”. The charter can be modified by a decision of the committee, subject to approval by the board. The last revision to the charter was made in 2004 when it was extensively revised to bring it into compliance with applicable governance regulations. The committee has the authority on its own behalf to retain outside counsel and consultants as the committee deems necessary it its sole discretion to advise the committee on matters within the charter of the committee and has the sole authority to approve such consultant’s fees and other terms of engagement. The charter gives the committee the authority to make decisions on behalf of the board with respect to matters within its jurisdiction and any other duties assigned to it by the board. Under its charter, the committee also has the authority to delegate to a subcommittee of its members any of its functions, duties and authority but has not done so.

     The committee meets quarterly in conjunction with regularly scheduled board meetings, and also holds meetings via conference call when deemed necessary by the committee or its chairperson. The agendas are determined through a collaborative process involving the committee chairperson, SonoSite’s vice president of human resources and SonoSite’s chief executive officer, who typically attend all meetings. The company’s general counsel also attends the committee meetings. These officers are typically excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions of the committee.

Compensation Consultant/Role of Executives

     Aon Consulting provided compensation consulting services at the request of the committee from July 2004 until June 2006. In June 2006, the committee hired Compensia Inc. (“Compensia”) as the committee’s compensation consultant to advise it on executive compensation matters and severance arrangements. Compensia provides the committee with relevant market data and alternatives to consider when making decisions for the named executive officers as well as other key officers. The committee has the sole authority to hire and fire Compensia. The committee determines Compensia’s work assignments and receives Compensia’s final work product. Management does not have its own compensation consultant.

     SonoSite’s vice president of human resources provides administrative support and historical and current compensation information to the committee’s consultant to use in its analyses. The chief executive officer, with the assistance of the vice president of human resources, annually reviews the performance of each named executive officer (other than the chief executive officer whose performance is reviewed by the committee). Their conclusions and recommendations based on those reviews are presented to the committee for consideration. The vice president of human resources is also responsible for administering the compensation and benefits program approved by the committee as well as the day-to-day administration of SonoSite’s stock and retirement plans.

COMPENSATION PHILOSOPHY

     The committee’s work is guided by the following three principles:

  Attract and retain talented executive personnel by providing competitive compensation opportunities;

  Directly link compensation to individual contribution and company performance; and

  Tie meaningful compensation opportunities to the creation of additional shareholder value.

     Our executive compensation philosophy is implemented through three key elements. The first element is to attract and retain talented executive personnel by paying them market or a premium-to-market base salary. Offering market or premium-to-market base salary is designed to provide executive personnel with the benefits of a stable base compensation that is comparable to what they would receive from most of our competitors. The second element is the annual variable incentive plan, which ties annual bonus payments to specified annual performance objectives. The third element is to provide executive personnel with meaningful equity compensation awards in order to align executives’ incentives with stockholder value creation.

     In making compensation decisions for the named executive officers, the committee compares each element of total compensation against a peer group of nineteen publicly-traded medical device companies (collectively, the “Compensation Peer Group”). This Compensation Peer Group, which is periodically reviewed and updated by the committee, consists of companies of a similar size in revenues and market capitalization as SonoSite. The companies comprising this Compensation Peer Group are:

Align Technology	I-Flow
American Medical Systems Holdings	ICU Medical
ArthroCare	Intuitive Surgical
BioSite	TriPath Imaging
Candela	Thoratec
Cantel Medical	United Therapeutics
Cardiac Science	Ventana Medical Systems
Cyberonics	Vital Signs
Foxhollow Technologies	ZOLL Medical
HealthTronics

     In addition, for the 2007 compensation review, when relevant data was not available from the Compensation Peer Group for executives who are not named executive officers, the committee relied on data from the Radford July 2006 High-Tech Executive Survey updated by Compensia to July 1, 2007 using a 4.5% annual update factor. The committee also used individual “tally sheets” compiled by Compensia to list and total the various components of compensation for each executive and compare it to market data.

COMPONENTS OF EXECUTIVE COMPENSATION

Base Salaries

     The committee performs an annual review of base salaries for named executive officers and other employees based on market data provided by Compensia, an internal review of each executive’s compensation relative to other officers, and the individual performance of the executive. Base salary ranges are established for each executive based on market data from Compensia, which includes blended data from the proxies of the Compensation Peer Group, where available, and survey data (together, the “Market Data”). In general, base salaries for senior executives are targeted at the median base salary level (50th percentile) of this Market Data. Adjustments to this median base salary level may be made by the committee based on an evaluation of the executive’s responsibilities and achievement of business results, and the company’s performance. In February 2007, the committee approved base salary increases for the named executive officers, except Mr. Goodwin, ranging from 6% to 10%.

Short-term Incentive Compensation

     The SonoSite, Inc. Variable Incentive Bonus Plan (the “VIP”), the annual cash incentive program, is intended to: (i) enhance shareholder value by promoting strong linkages between employee performance and company performance; (ii) support achievement of the company’s business objectives; and (iii) promote retention of participating employees by providing them with the opportunity to earn incentive pay to increase their total annual cash compensation up to the 75th percentile of the Market Data. The VIP was initially implemented for fiscal year 2005. The VIP provides guidelines for the calculation of non-equity incentive based compensation, subject to committee oversight and modification. Each year the committee decides whether to establish a VIP and which executives should be included. At the beginning of the following year, the committee reviews actual performance for the previous fiscal year against the pre-established target and individual executive performance and approves any payments to be made under the VIP.

     The payouts under this VIP for each participant are calculated based upon the formula of base salary multiplied by the individual target bonus (which is a percentage of base salary ranging from 45% to 100%) multiplied by the matrix percentage factor. For fiscal 2006, the matrix percentage factor consisted of both a corporate revenue target and a corporate operating profits target for the fiscal year, with operating profits weighed slightly higher. Under the 2006 VIP, if 100% of the corporate revenue and operating targets were achieved, the VIP would pay out 100 % of the individual target bonus for each executive. If 120% of the revenue and operating targets were achieved, the VIP would pay out approximately 156% of the individual target bonus for each executive and each participant would reach approximately 75th percentile of Market Data for total cash compensation for his or her position. Awards are interpolated between performance levels. In order for awards to be made under the 2006 VIP, minimum performance levels had to be attained: either 100% of the revenue target and 90% of the operating profits target or 90% of the revenue target and 100% of the operating profits target. The maximum amount that could be paid to any participant was $1,000,000. For fiscal year 2006, revenue growth fell below the VIP’s minimum payout thresholds, and no bonus amounts were paid.

     For the 2007 fiscal year, the VIP operates in a substantially similar way to the 2006 VIP. If 100% of both the corporate revenue and operating targets are achieved, the VIP will pay out 100% of the individual target bonus for each executive. If 120% of the revenue and operating targets are achieved, the VIP will pay out approximately 150% of the individual target bonus for each executive. If 90% of the revenue and 100% of the operating targets are achieved, the VIP will pay out approximately 47% of the individual target bonus for each executive. No payments will be made if less than 90% of the revenue target and less than 100% of operating income target is achieved, or at any time less than 90% of the operating target are achieved. Awards are interpolated between specified performance levels. The maximum amount that can be paid to any one participant under the 2007 VIP is $2,000,000. For all VIP participants except Messrs. Dugan and Cox, payments under the VIP are based 100% on the achievement of the corporate revenue and operating profits targets. For Messrs. Dugan and Cox, 25% of the their awards come from achievement of the corporate targets set forth in the VIP, while the remaining 75% of their awards come from the achievement of specific revenue and margin targets for the U.S. and international markets, respectively.

Stock Option Grants

     Historically, our equity awards have been stock options, which we continue to believe appropriately link individual compensation to individual contribution and company performance, and align the executives’ financial interests with those of our shareholders. In light of accounting standard and market practice changes, in 2005 the committee evaluated whether to structure executive officers’ compensation packages to include stock options, restricted stock unit grants or other types of equity awards made available to our officers and employees. As part of this process, in April 2005, SonoSite shareholders approved the 2005 Plan and the 2005 Employee Stock Purchase Plan. In early 2006, for the first time, the committee made equity grants consisting of both stock options and restricted stock units to senior executives, including the named executive officers. Grants to officers are made out of the company’s 1998 Plan and the 2005 Plan.

     Generally, stock option award levels are determined based on Market Data and the amount of stock available for grant in the equity plans. Both cash compensation and equity are benchmarked annually as part of a comparison of total direct cash compensation with the Market Data. In general, equity awards for senior executives are targeted at the median level (50th percentile) of this Market Data. The award amount varies among participants based on position within the company and level of responsibility. Awards of stock to insiders subject to Section 16 of the Securities Act of 1933 require the approval of the committee. All awards under the company’s stock plans are made at the market price at the time of the award in accordance with the provisions of our stock plans. The plans require that awards be priced at the “fair market value” which is defined in the 1998 Plan and 2005 Plan as the average of the highest and lowest quoted sales prices for SonoSite’s common stock on the NASDAQ on the date of grant.

      In 2006 and 2007, equity awards to named executive officers were made in the first quarter of each fiscal year following an annual review of the Market Data provided by the committee’s consultant in the fourth quarter of the previous fiscal year. While the committee generally grants equity-based compensation in the first quarter of the year following this review, it retains discretion to make additional awards to named executive officers for retention or promotion purposes. In the case of a newly promoted or hired executive, the grant date is generally the date of the promotion or the beginning date of employment. Equity-based grants are generally made at regularly scheduled quarterly meetings of the committee. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise, although on occasion, as with the 2007 grants detailed below, the committee has granted restricted stock unit grants to named executive officers at its regularly scheduled committee meeting that preceded the public announcement of the company’s 2006 year-end and fourth quarter 2006 financial results.

     During 2005, no stock options or stock awards were granted to our named executive officers. In March 2006, the following awards were granted: Mr. Goodwin received 60,000 stock options and 20,000 restricted stock units, Messrs. Garrett and Cox received 30,000 stock options and 10,000 restricted stock units, Mr. Schuh received 18,000 stock options and 6,000 restricted stock units, and Ms. Surace-Smith received 27,000 stock options and 9,000 restricted stock units. These restricted stock unit awards vest fully on the third-year anniversary of the grant date and the options vest monthly and become 100% vested and exercisable three years from the date of grant. These awards were made in a ratio of three options to one restricted stock unit, based on market data provided by the committee’s outside compensation consultant at the time, AON Consulting. AON advised that market practice was to value one “full value” stock grant (i.e. a restricted stock unit) as equivalent to three options. In April 2006, as a result of an additional review of Mr. Goodwin’s compensation, the committee awarded Mr. Goodwin 20,000 restricted stock units. In February 2007, the committee granted Mr. Goodwin 10,000 restricted stock units and granted Messrs. Cox, Dugan and Schuh and Ms. Surace-Smith each 5,000 restricted stock units. The restricted stock units vest fully on the third-year anniversary of the grant date.

     Under its charter, the compensation committee is the administrator of all of our equity plans, including the 1998 Plan and the 2005 Plan. The committee, among other things, approves grantees under the Plans who have been proposed by management, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations. The board has delegated to the chief executive officer the authority to approve individual stock awards up to a total of 25,000 stock options per person and up to a total of 8,000 restricted stock units per person to non-executive officers and employees. The committee also monitors the dilution and overhang effects of our outstanding stock options in relation to the total number of outstanding shares of our common stock.

     The company does not have stock ownership or retention guidelines for its officers or directors. However, our named executive officers, along with other key employees, are subject to the company’s special trading policy, which restricts insiders’ trading in company stock to defined periods each quarter starting on the second day following the release of quarterly earnings to the fifteenth day prior to the end of a financial quarter. In addition, employees subject to this policy must receive written pre-clearance from our chief financial officer prior to conducting any trades. Purchases and sales of stock pursuant to pre-approved 10b5-1 trading plans and purchases pursuant to the company’s employee stock purchase plan are exempt from this policy. The company encourages executives to adopt 10b5-1 plans but does not require their use for all trading activity.

Change in Control Agreements

     Except in the case of a change in control of the company, the company is not obligated to pay severance or other enhanced benefits to any executive officers upon termination of their employment. However, we have entered into change in control severance agreements with certain key employees, including the named executive officers. These are designed promote stability and retention of senior management prior to and following a change in control and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Information regarding these arrangements is provided in the section “Payments Made Upon a Change in Control.”

Benefits

     At its October 24, 2006 meeting, the committee approved the purchase of new life and disability insurance policies to provide individual coverage for the company’s senior executives, including its named executive officers. The change in control agreements with its executives (described below in the section “Payments Made Upon a Change in Control”) require SonoSite to provide insurance benefits to executives in the event of termination of employment following a change in control that are no less favorable than the benefits in effect on the date of the change in control. Because the company would not be able to maintain equivalent life and disability insurance policies under the existing group benefit plan for employees no longer employed following a change in control, new plans will be purchased to ensure compliance with the provisions of the agreements if such benefits were required in the future. These plans will provide an equivalent level of life insurance and a higher cap on disability insurance benefits than the plans that are generally available to all employees. These benefits have not yet been purchased and are expected to be implemented for each covered individual in 2007.

TAX AND ACCOUNTING CONSIDERATIONS.

Deductibility of Executive Compensation

     In making compensation decisions affecting the executive officers, the compensation committee considers SonoSite’s ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as “performance-based” compensation is specifically exempted from this deduction rule. The committee cannot assure that it will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The cash compensation that SonoSite paid to each of its named executive officers during fiscal year 2006 was below $1,000,000. We believe that stock options granted to named executive officers under the 1998 Plan and 2005 Plan would qualify as “performance-based compensation” and therefore are Section 162(m) qualified. Annual cash incentive awards under the VIP and restricted stock units with time-based vesting under the 2005 Plan are not Section 162(m) qualified.

Accounting for Stock-Based Compensation

     On January 1, 2006, the company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, to account for all stock grants under all of its stock plans.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth information regarding compensation earned for services rendered to SonoSite during 2006, by our chief executive officer, our chief financial officer and the next three most highly compensated executive officers other than the chief executive officer whose salary and bonus exceeded $100,000 in 2006. Collectively, these are the “Named Executive Officers”.

						Change in
						Pension
						Value and Non-
						Qualified
				Stock	Option	Deferred	All
				Awards	Awards	Compensation	Other
Name and Principal Position	Year	Salary	Bonus	(1)	(1)	Earnings	Compensation	Total
Kevin Goodwin (2)	2006	$415,385	—	$386,063	$314,454	N/A	$34,668	$1,115,902
President and Chief
Executive Officer
Michael J. Schuh (3)	2006	$200,000	—	$67,757	$116,463	N/A	$9,000	$384,220
Vice President, Finance,
Chief Financial Officer and
Treasurer
Graham Cox (4)	2006	$290,055	—	$112,928	$155,603	N/A	$51,502	$558,586
Vice President, International
Tom Dugan (5)	2006	$240,769	—	$338,591	$102,678	N/A	$106,291	$778,459
Senior Vice President, Sales
and Marketing
Kathryn Surace-Smith (3)	2006	$199,039	—	$101,635	$153,825	N/A	$6,993	$454,499
Vice President, General
Counsel and Corporate
Secretary
____________________

(1)	The amounts included in the “Stock Awards” and “Option Awards” column represent the compensation cost recognized by the company in 2006 related to stock awards and stock option awards to the Named Executive Officers, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	Mr. Goodwin’s All Other Compensation consists of $9,900 in 401(k) matching contributions and $24,768 for reimbursement of legal and tax advice expenses.

(3)	All Other Compensation consists of 401(k) matching contributions.

(4)	Mr. Cox’s All Other Compensation consists of $22,502 for car allowance and $29,000 in employer pension contributions.

(5)	Mr. Dugan’s All Other Compensation consists of $9,900 in 401(k) matching contributions, $71,847 in moving expenses and $24,574 in housing reimbursement relating to Mr. Dugan’s relocation.

GRANTS OF PLAN-BASED AWARDS

     The following table sets forth information regarding grants of equity and non-equity plan awards made to our Named Executive Officers during fiscal 2006:

									All
									Other	All Other
		Estimated Possible Payouts Under							Stock	Option		Grant
		Non-Equity Incentive Plan Awards				Estimated Future Payouts Under			Awards:	Awards:	Exercise	Date Fair
		(1)				Equity Incentive Plan Awards			Number	Number of	or Base	Value of
									of Shares	Securities	Price of	Stock and
									of Stock	Underlying	Option	Option
	Grant				Maximum				or Units	Options	Awards	Awards
Name	Date	Threshold		Target	(3)	Threshold	Target	Maximum	(4)	(5)	(6)	(6) (7)
Kevin M. Goodwin		$87,750		$292,500	$1,000,000	N/A	N/A	N/A
	03/01/06									60,000	$40.58	$983,910
	03/01/06								20,000			$811,600
	04/25/06								25,000			$936,250
Michael J. Schuh		$27,000		$90,000	$1,000,000	N/A	N/A	N/A
	03/01/06									18,000	$40.58	$295,173
	03/01/06								6,000			$243,480
Graham Cox		$45,000	(2)	$150,000	$1,000,000	N/A	N/A	N/A
	03/01/06									30,000	$40.58	$491,955
	03/01/06								10,000			$405,800
Thomas Dugan		$45,000		$150,000	$1,000,000	N/A	N/A	N/A
	03/01/06									22,500	$40.58	$368,966
	03/01/06								7,500			$304,350
	04/25/06								10,000			$374,500
Kathryn Surace-Smith		$27,000		$90,000	$1,000,000	N/A	N/A	N/A
	03/01/06									27,000	$40.58	$442,760
	03/01/06								9,000			$365,220
____________________

(1)	For fiscal year 2006, corporate performance fell below the VIP’s minimum payout thresholds, so no amounts were paid under the VIP.

(2)	Mr. Cox’s 2006 VIP bonus matrix was based on specific revenue and operating profit targets with 25% based on overall corporate targets and 75% based on international targets. This amount represents a minimum bonus payout assuming the minimum objective of both these targets was met.

(3)	The VIP bonus matrix for each named executive officer is not capped; the terms of the plan, however, provide that no participant shall receive more than $1,000,000 under the VIP.

(4)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(5)	All such options vest monthly from the date of grant, fully vesting in four years.

(6)	SonoSite calculates the option exercise price and the fair value of stock awards by using the average of the high and low prices on the grant date.

(7)	The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Note 9 in the Notes to Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2006.

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive				Market	Awards:	Plan Awards:
			Plan				Value of	Number of	Market or
	Number		Awards:			Number	Shares or	Unearned	Payout Value
	of	Number of	Number			of Shares	Units of	Shares,	of Unearned
	Securities	Securities	of Securities			or Units	Stock	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	That	Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	That	Have	Rights That	Rights That	Vest Date
	Options	Options	Unearned	Exercise	Expiration	Have Not	Not	Have Not	Have Not	of Stock
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested (1)	Vested	Vested	Awards
Kevin M. Goodwin	15,000	45,000	—	$40.58	02/28/13 (2)			—	—	—
	—	—	—	—	—	20,000	$618,600	—	—	03/01/09 (5)
	—	—	—	—	—	25,000	$773,250	—	—	04/25/10 (6)
	19,218	—	—	$ 6.94	06/08/08 (3)			—	—	—
	15,000	—	—	$15.47	05/06/09 (4)			—	—	—
	18,863	—	—	$14.57	04/24/11 (3)			—	—	—
	11,609	—	—	$14.57	04/24/11 (3)			—	—	—
	33,861	4,167	—	$16.03	04/29/13 (2)			—	—	—
Michael J. Schuh	60,000	—	—	$28.25	07/24/10 (3)	—		—	—	—
	10,000	—	—	$14.57	04/24/11 (4)	—		—	—	—
	4,500	13,500	—	$40.58	02/28/13 (2)	—		—	—	—
	—	—	—	—	—	6,000	$185,580	—	—	03/01/09 (5)
	15,000	—	—	$12.26	09/19/12 (3)	—		—	—	—
	22,916	2,084	—	$16.03	04/29/13 (2)	—		—	—	—
Graham Cox	7,500	22,500	—	$40.58	02/28/13 (2)	—		—	—	—
	—	—	—	—	—	10,000	$309,300	—	—	03/01/09 (5)
	11,211	1,304	—	$19.66	05/15/13 (2)	—		—	—	—
	2,226	259	—	$19.48	05/15/13 (2)	—		—	—	—
Thomas Dugan	—	—	—	—	—	15,000	$463,950	—	—	07/26/08 (5)
	—	—	—	—	—	7,500	$231,975	—	—	03/01/09 (5)
	—	—	—	—	—	10,000	$309,300	—	—	04/25/09 (5)
	5,625	16,875	—	$40.58	02/28/13 (2)	—		—	—	—
Kathryn Surace-Smith	—	—	—	—	—	9,000	$278,370	—	—	03/01/09 (5)
	6,750	20,250	—	$40.58	02/28/13 (2)	—		—	—	—
	7,500	—	—	$10.70	10/07/12 (3)	—		—	—	—
	18,333	1,667	—	$16.03	04/29/13 (2)	—		—	—	—
____________________

(1)	The fair market value at December 31, 2006 is computed based on a stock price per share of $30.93 on December 29, 2006.

(2)	All such options vest monthly from the date of grant, fully vesting in four years.

(3)	All such options vest 25% annually on the anniversary of the date of grant, fully vesting in four years.

(4)	All such options vested 50% on February 1, 2000, with the remaining 50% vested on May 6, 2003.

(5)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(6)	All such restricted stock grants vest fully on the fourth anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

     The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2006:

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise	Exercise
Kevin M. Goodwin	42,344	$1,428,792
	13,000	$438,652
	39,656	$1,035,418
Michael J. Schuh	20,000	$508,600
Graham Cox	—	—
Thomas Dugan	—	—
Kathryn Surace-Smith	12,500	$380,562

PENSION BENEFITS

     SonoSite does not maintain a pension benefits plan.

NONQUALIFIED DEFERRED COMPENSATION

     SonoSite does not maintain a nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     We have entered into Senior Management Employment Agreements (the “Agreements”) with each of our named executive officers and certain other company officers. These agreements are substantially similar to each other and provide for the benefits and payments described below. Our 1998 and 2005 Plans also provide for equity acceleration upon a change in control as detailed below.

     Payments upon Voluntary Termination or Termination for Cause. If an executive’s employment is terminated voluntarily by the executive or by SonoSite for “Cause” (1), the executive is entitled to receive only previously accrued compensation.

     Payments upon Involuntary Termination Prior to a Change in Control. If an executive’s employment is terminated involuntarily by SonoSite (whether with or without Cause) prior to a “Change in Control” (2), the executive is entitled to receive only previously accrued compensation.

     Payments upon Involuntary Termination following a Change in Control. Pursuant to the Agreements, our executives are entitled to certain payments and benefits upon specified terminations of employment. In the event of an involuntary termination (meaning a termination of employment by SonoSite without Cause or by the executive for “Good Reason”(3)) following a change in control, the executive is entitled to receive (a) a lump sum payment equal to twice the executive’s annual salary (“salary severance”), (b) a lump sum payment equal to twice the percentage of the executive’s annual salary paid as a bonus for the fiscal year immediately preceding the change of control or, if no such bonus has been paid or determined, 10% (“bonus severance”), and (c) 12 months’ continued life, disability, health, dental and other employee welfare benefits for executive and his or her dependents (“benefits/perquisites”), which may be paid at SonoSite’s discretion in a lump sum or over time. In addition, the executive is entitled to a gross-up for any change in control excise taxes, if the payments or benefits under the Agreement, together with any other benefits, trigger such excise taxes.

     Payments upon Change in Control. Pursuant to outstanding equity award agreements, all outstanding stock options and restricted shares held by executives vest in full upon a change in control, as that term is defined in the 1998 and 2005 Plans. Under the 1998 Plan and 2005 Plan, upon a change in control, each outstanding unvested option will automatically vest and become exercisable. In addition, under the 1998 Plan, during the 90-day period following a change in control, an optionee may choose to receive cash equal to the difference between the exercise price of the option and the fair market value of a share of common stock of SonoSite as determined pursuant to the 1998 Plan, in lieu of exercising the option and paying the option price. All restrictions on shares of restricted stock granted under the 1998 Plan or 2005 Plan will lapse upon a change in control. These acceleration provisions also apply to all outstanding equity awards issued to all employees.

     In addition, pursuant to the Agreements, following a change in control, our executives are guaranteed during the term of such agreements (a) an annual salary no less than the annual salary in effect immediately prior to the change in control, (b) an annual bonus opportunity in an amount no less than the average of the executive’s three annual bonuses paid in the three years prior to the change in control, (c) equivalent employee benefits and (d) in the event of the executive’s death or disability, 24 months’ continued welfare benefits for executive and executive’s dependents, as applicable. If a change in control were to have occurred on December 31, 2006, Mr. Goodwin would be guaranteed an annual base salary of $450,000, annual bonus opportunity of $211,421, and benefits with a monthly value of approximately $806, Mr. Schuh would be guaranteed an annual base salary of $200,000, annual bonus opportunity of $77,373, and benefits with a monthly value of approximately $1,263, Mr. Cox would be guaranteed an annual base salary of $250,000, annual bonus opportunity of $134,596, and benefits with a monthly value of approximately $115, Mr. Dugan would be guaranteed an annual base salary of $250,000, annual bonus opportunity of $169,411, and benefits with a monthly value of approximately $1,254, and Ms. Surace-Smith would be guaranteed an annual base salary of $200,000, annual bonus opportunity of $86,500, and benefits with a monthly value of approximately $461.

     Payment upon Death, Disability, or Retirement. Generally, upon termination of employment due to death, disability, or retirement, the executive is entitled to payments under SonoSite’s standard life, disability, and retirement (401(k)) plans in accordance with the terms of the applicable plan and in a manner consistent with the treatment of all SonoSite salaried employees.

     Other Provisions of the Agreements. Each Agreement provides for an initial term of two years, with automatic renewal for successive two-year terms on each annual anniversary date of the Agreement, unless earlier terminated. If a change in control (as defined in the Agreements) occurs, however, each Agreement will expire two years after the change in control, unless earlier terminated. Each Agreement may be earlier terminated (a) prior to a change in control, by us upon 30 days’ prior written notice, so long as a change in control does not occur prior to the termination date set forth in the notice; (b) prior to a change in control, by the executive upon 30 days’ prior written notice, whether or not a change in control occurs prior to the termination date set forth in the notice; and (c) after a change in control, by us or the executive upon 30 days prior written notice. Notwithstanding the foregoing, once benefits have been triggered under the Agreements, termination of the Agreements does not terminate continuation of the benefits required to be provided under the Agreements.

     The table below shows the value of payments and benefits our executives are entitled to receive upon certain terminations of employment or in the event of a change in control.

Post Termination or Change in Control Incremental Value Transfer

						Tax
				Benefits/	Equity	Gross-
		Salary	Bonus	Perquisites	Acceleration	Up (6)	Total
Name	Payment Trigger Event	Severance	Severance	(4)	(5)	(7)	Value
Kevin M. Goodwin	Voluntary Termination						$0
	Termination for Cause						$0
	Involuntary Termination Unrelated to Change-
	in-Control						$0
	Involuntary Termination Related to Change-in-
	Control (8)	$900,000	$771,429	$9,427		$846,977	$2,527,833
	Change-in-Control Only (9)				$1,453,954		$1,453,954
Michael J. Schuh	Voluntary Termination						$0
	Termination for Cause						$0
	Involuntary Termination Unrelated to Change-
	in-Control						$0
	Involuntary Termination Related to Change-in-
	Control (8)	$400,000	$180,000	$14,766			$594,766
	Change-in-Control Only (9)				$216,632		$216,632
Graham Cox	Voluntary Termination						$0
	Termination for Cause						$0
	Involuntary Termination Unrelated to Change-
	in-Control						$0
	Involuntary Termination Related to Change-in-
	Control (8)	$500,000	$216,471	$2,174			$718,645
	Change-in-Control Only (9)				$326,956		$326,956
Thomas Dugan (10)	Voluntary Termination						$0
	Termination for Cause						$0
	Involuntary Termination Unrelated to Change-
	in-Control						$0
	Involuntary Termination Related to Change-in-
	Control (8)	$500,000	$385,027	$14,650		$486,757	$1,386,434
	Change-in-Control Only (9)				$1,005,075		$1,005,075
Kathryn Surace-Smith	Voluntary Termination						$0
	Termination for Cause						$0
	Involuntary Termination Unrelated to Change-
	in-Control						$0
	Involuntary Termination Related to Change-in-
	Control (8)	$400,000	$200,000	$5,392			$605,392
	Change-in-Control Only (9)				$303,212		$303,212
____________________

(1)	“Cause” is generally defined under the Agreements as (a) willful misconduct on the part of the executive that has a materially adverse effect on SonoSite and its subsidiaries, taken as a whole, (b) the executive engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against SonoSite or involving substance abuse, fraud or moral turpitude, or which would materially compromise SonoSite’s reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of SonoSite, or (c) unreasonable refusal by the executive to perform the duties and responsibilities of his or her position in any material respect.

(2)	“Change in Control” is generally defined under the Agreements as any of the following: (a) a board change where a majority of seats are occupied by individuals who were not nominated or appointed by a majority of incumbent directors (excluding from incumbent directors individuals elected as a result of an actual or threatened proxy contest), (b) the acquisition by any person of (i) 15% or more of SonoSite voting power, if the acquisition was not approved by a majority of incumbent directors, or (ii) 33% or more of SonoSite voting power, if the acquisition was approved by a majority of incumbent directors; provided, however, that acquisitions by SonoSite or its benefit plans will not constitute a change in control, (c) a merger where SonoSite is not the surviving entity unless (i) SonoSite shareholders control at least 66-2/3% of the post-transaction voting power, (ii) no person obtains, as a result of the transaction, 33% or more of the post- transaction voting power, and (iii) a majority of the post-transaction company board consists of SonoSite incumbent directors, or (d) a liquidation or sale of all or substantially all of SonoSite’s assets unless the sale is to a company where (i) SonoSite shareholders control at least 66-2/3% of the voting power, (ii) no person has obtained 33% or more of the voting power as a result of the sale, and (iii) a majority of directors were approved by SonoSite incumbent directors.

“Change in Control” is generally defined under the 1998 Plan as any of the following: (a) a board change where a majority of seats are occupied by individuals who were not nominated or appointed by a majority of incumbent directors (excluding from incumbent directors individuals elected as a result of an actual or threatened proxy contest), (b) the acquisition by any person of (i) 20% or more of SonoSite voting power, if the acquisition was not approved by a majority of incumbent directors, or (ii) 33% or more of SonoSite voting power, if the acquisition was approved by a majority of incumbent directors; provided, however, that acquisitions by SonoSite or its benefit plans will not constitute a change in control, (c) a merger where SonoSite is not the surviving entity unless (i) SonoSite shareholders control at least 60% of the post-transaction voting power, (ii) no person obtains, as a result of the transaction, 33% or more of the post-transaction voting power, and (iii) a majority of the post-transaction company board consists of SonoSite incumbent directors, or (d) a liquidation or sale of all or substantially all of SonoSite’s assets unless the sale is to a company where (i) SonoSite shareholders control at least 60% of the voting power, (ii) no person has obtained 33% or more of the voting power as a result of the sale, and (iii) a majority of directors were approved by SonoSite incumbent directors.

“Change in Control” is generally defined under the 2005 Plan as any of the following: (a) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction), (b) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity, (d) the dissolution or liquidation of the Company, (d) a contested election of directors, as a result of which or in connection with which the incumbent directors cease to constitute a majority of the Board, or (e) any other event specified by the board or a committee.

(3)	“Good Reason” is generally defined under the Agreements as, without the executive’s express written consent, (a) (i) the assignment to the executive of duties, or limitation of executive’s responsibilities, inconsistent with executive’s title, position, duties, responsibilities and status with SonoSite or any subsidiary as such duties and responsibilities existed immediately prior to the date of the change in control, or, (ii) removal of the executive from, or failure to re-elect the executive to, executive’s positions with SonoSite or any subsidiary immediately prior to the change in control, except in connection with the involuntary termination of the executive’s employment by SonoSite for cause or as a result of the executive’s death or disability, (b) failure by SonoSite to pay, or reduction by SonoSite of, the executive’s annual base salary, as reflected in payroll records for the pay period immediately prior to the change in control, (c) failure by SonoSite to pay, or reduction by SonoSite of, the executive’s salary and benefits, (d) the relocation of the principal place of the executive’s employment to a location that is more than twenty-five miles further from the executive’s principal residence than such principal place of employment immediately prior to the change in control, or (e) the breach of any material provision of the executive’s Agreement by SonoSite, including, without limitation, failure by SonoSite to bind any successor to the agreement.

(4)	Value of benefits has been discounted to present value using a 5.89% discount factor (120% of IRS’ December, 2006 discount rate, assuming semi-annual compounding). The amounts for Mr. Cox include supplemental benefits that would be provided by the company under the Agreement; he would also be entitled to statutory national insurance benefits under U.K. law.

(5)	Assumes a per share price of $30.93, the closing price for a share of SonoSite common stock on December 29, 2006. Amount presented reflects accelerating options and restricted shares. The amount was calculated by subtracting the option/restricted share exercise/purchase price, if any, from $30.93.

(6)	Calculated valuing change in control payments and benefits in accordance with IRS revenue procedure 2003- 68; $30.93/share stock price, 36.45% marginal tax rate, 4.91% and 4.68% short-term and mid-term AFRs (IRS AFRs for December, 2006), 4.71% risk-free-rate (yield on 10-year U.S. treasury bond on December 29, 2006), and “medium” stock volatility.

(7)	Mr. Cox was not a U.S. taxpayer as of December 31, 2006, so he is not subject to taxation that would trigger a gross-up payment.

(8)	In the event of an “Involuntary Termination Related to a Change of Control,” our named executive officers are entitled to the equity acceleration listed under “Change in Control Only” and the benefits listed under “Involuntary Termination Related to “Change in Control.” Although not shown in this row, the excise tax and the gross-up associated with the value of the equity acceleration shown under “Change in Control Only” is reflected in the gross-up amount.

(9)	In the event of a change in control, our named executive officers also are guaranteed minimum payments and benefits as set forth above under “Payments Upon Change in Control.”

(10)	Mr. Dugan commenced employment on July 11, 2005. Bonus severance has been annualized.

NON-EMPLOYEE DIRECTOR COMPENSATION

     SonoSite uses a combination of cash and stock-based incentive compensation to compensate its board members.

Cash Compensation

     Directors who are employees of SonoSite do not receive any fee for their services as directors. Directors who are not employees of SonoSite are paid an annual retainer of $20,000 plus $1,000 per day for each board of directors meeting attended in person and $500 for each board meeting attended by telephone. Additionally, annual retainers are paid for the following committee chairs: audit committee: $10,000, compensation committee: $6,000, nominating and corporate governance committee: $2,000 and innovation and technology committee: $2,000. Annual retainers are paid for serving as members of the board committees as follows: audit committee: $5,000, compensation committee: $3,000, nominating and corporate governance committee: $1,000 and innovation and technology committee: $1,000. Any nonemployee director serving as chairperson of the board is paid an additional annual retainer of $20,000. We also reimburse directors for reasonable expenses they incur in attending meetings of the board.

Stock Option Program

     Directors are eligible to receive options to purchase shares of our common stock under our 1998 Plan and 2005 Plan. Each nonemployee director, including the chairperson, automatically receives an option to purchase 15,000 shares of our common stock on the date of his or her initial election or appointment as director. Each nonemployee director, including the chairperson, thereafter receives an option to purchase 10,000 shares of our common stock immediately following the next year’s annual meeting of shareholders (provided such director did not receive an initial grant upon appointment to the board of directors in that same year), and following each annual meeting of shareholders thereafter for as long as the director serves on our board. All options have an exercise price equal to the fair market value of the common stock on the date of grant. Options vest in full and become exercisable 12 months after the date of grant, assuming a director’s continued service on our board of directors during this time. Options granted under the 1998 Plan expire on the tenth anniversary of the date of grant and options granted under the 2005 Plan expire on the seventh anniversary of the date of grant. Under the 1998 and 2005 Plans, upon a change in control, each outstanding unvested option will automatically vest and become exercisable in full.

     The following table summarizes director compensation during the fiscal year:

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name (1)	in Cash	Awards	Awards (2)	Compensation	Earnings	Compensation	Total
Kirby L. Cramer	$53,080	—	$161,733	N/A	N/A	—	$214,813
Carmen L. Diersen	$35,028	—	$307,384	N/A	N/A	—	$342,412
Edward V. Fritzky	$36,778	—	$161,733	N/A	N/A	—	$198,412
Steven R. Goldstein, M.D.	$31,458	—	$161,733	N/A	N/A	—	$193,191
Paul V. Haack	$39,583	—	$233,441	N/A	N/A	—	$273,024
Robert G. Hauser, M.D.	$36,250	—	$161,733	N/A	N/A	—	$197,983
William G. Parzybok	$38,208	—	$161,733	N/A	N/A	—	$199,941
Jeffrey Pfeffer	$33,736	—	$161,733	N/A	N/A	—	$195,469
Richard Schneider, Ph.D. (3)	$9,500	—	$48,795	N/A	N/A	—	$58,295
Jacques Souquet, Ph.D.	$33,958	—	$161,733	N/A	N/A	—	$195,691
____________________

(1)	Kevin Goodwin, SonoSite’s president and chief executive officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Goodwin as an employee is shown in the Summary Compensation Table.

(2)	The amounts included in the “Option Awards” column represent the compensation cost recognized by the company in 2006 related to stock option awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(3)	Dr. Schneider retired from the Board on April 24, 2006.

REPORT OF THE COMPENSATION COMMITTEE

     The information contained in the following report of the compensation committee of our board of directors shall not be deemed to be “soliciting material” or “ filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     The compensation committee of the board of directors of SonoSite, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our compensation committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

     The foregoing report is provided by the following directors, who constitute the compensation committee:

Compensation Committee

ROBERT G. HAUSER, M.D. (chairperson)
KIRBY L. CRAMER
STEVEN R. GOLDSTEIN, M.D.
JEFFREY PFEFFER, PH.D.
JACQUES SOUQUET, PH.D.

AUDIT COMMITTEE REPORT

     The information contained in the following report of the audit committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     The audit committee of the board of directors for 2006 was composed of Paul V. Haack (chairperson), Carmen L. Diersen, Edward V. Fritzky and William G. Parzybok, Jr. Messrs. Parzybok and Fritzky and Ms. Diersen served on the audit committee for the entire year of 2006. In February 2006, Mr. Haack joined the board and was appointed to the committee. On February 14, 2006, the board of directors appointed Mr. Haack as chairperson of the audit committee effective April 26, 2006. Our board of directors has determined that all audit committee members are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as defined in Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules. The audit committee operates under a written charter, adopted by the board of directors on October 21, 2002, and revised most recently on October 24, 2006. We are in compliance with the listing standards of the NASDAQ Stock Market on audit committee charters and composition.

     Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for conducting an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the Company’s consolidated financial statements, an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and an opinion on the effectiveness of the Company’s internal controls over financial reporting based on the audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent registered public accounting firm.

     In this context, the audit committee has met and held discussions with management and KPMG. In addition, the members of the audit committee individually reviewed our consolidated financial statements before their filing with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and KPMG. The audit committee met with representatives of KPMG, without management present, to discuss the results of its audit, the evaluation of our internal controls and the overall quality of our financial reporting. The audit committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”.

     The audit committee also reviewed with KPMG, the written disclosures required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with KPMG’s independence. During 2006, the audit committee pre-approved all audit and non-audit services provided by KPMG.

     Based on the audit committee’s discussion with management and KPMG and its review of the representation of management and the report of KPMG to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

     The foregoing report is provided by the following directors, who constitute the audit committee:

Audit Committee

PAUL V. HAACK (chairperson)
CARMEN L. DIERSEN
EDWARD V. FRITZKY
WILLIAM G. PARZYBOK, JR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     Except as otherwise noted, the following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 20, 2007, for:

  each person or group that we know owns more than 5% of the common stock,

  each of our directors,

  each of our executive officers named in the summary compensation table, and all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 20, 2007, 16,479,717 shares of common stock were issued and outstanding. The officers and directors in the following table can be reached at our principal offices.

	Number	Percent
	of Shares	of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
BlackRock, Inc. (1)	1,140,796	6.95%
40 East 52nd Street
New York, NY 10022
Rainier Investment Management, Inc. (1)	865,600	5.28%
601 Union Street, Suite 2801
Seattle, WA 98101
Kevin M. Goodwin (2)	168,965	1.01%
Michael J. Schuh (3)	126,979	*
Jacques Souquet, Ph.D. (4)	91,721	*
William G. Parzybok, Jr. (5)	76,500	*
Edward V. Fritzky (6)	71,000	*
Jeffrey Pfeffer, Ph.D. (7)	70,000	*
Steven R. Goldstein, M.D. (8)	60,000	*
Kirby L. Cramer (9)	57,000	*
Kathryn Surace-Smith (10)	51,569	*
Robert G. Hauser, M.D. (11)	27,000	*
Graham D. Cox (12)	25,520	*
Paul V. Haack (13)	16,000	*
Carmen L. Diersen (14)	15,000	*
Thomas Dugan (15)	8,125	*
All directors and named executive officers as a group (14 people) (16)	856,379	4.99%
____________________

*	Less than one percent.

(1)	Based on publicly available information as of December 31, 2006

(2)	Includes 104,124 shares subject to options exercisable within 60 days of February 20, 2007, and 10,602 shares held in retirement accounts.

(3)	Includes 115,979 shares subject to options exercisable within 60 days of February 20, 2007.

(4)	Includes 70,000 shares subject to options exercisable within 60 days of February 20, 2007.

(5)	Includes 70,000 shares subject to options exercisable within 60 days of February 20, 2007.

(6)	Includes 70,000 shares subject to options exercisable within 60 days of February 20, 2007.

(7)	Includes 70,000 shares subject to options exercisable within 60 days of February 20, 2007.

(8)	Includes 60,000 shares subject to options exercisable within 60 days of February 20, 2007.

(9)	Includes 55,000 shares subject to options exercisable within 60 days of February 20, 2007 and 2,000 shares held by Mr. Cramer’s spouse.

(10)	Includes 36,833 shares subject to options exercisable within 60 days of February 20, 2007.

(11)	Includes 25,000 shares subject to options exercisable within 60 days of February 20, 2007.

(12)	Includes 25,520 shares subject to options exercisable within 60 days of February 20, 2007.

(13)	Includes 15,000 shares subject to options exercisable within 60 days of February 20, 2007.

(14)	Includes 15,000 shares subject to options exercisable within 60 days of February 20, 2007.

(15)	Includes 8,125 shares subject to options exercisable within 60 days of February 20, 2007.

(16)	Includes 757,247 shares subject to options exercisable within 60 days of February 20, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The company recognizes that transactions between the company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Nevertheless, the company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the company. Therefore, pursuant to the requirements of its charter, the audit committee of the board of directors reviews and, if appropriate, approves or ratifies any such transactions in which the company is or will be a participant, and in which any of the company’s directors or executives had, has or will have a direct or indirect material interest. The committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee determines in good faith.

     Change in Control Agreements With our Executive Officers. We have entered into change in control agreements with our named executive officers. See “Potential Payments Upon Termination or Change In Control.”

     Indemnification Agreements. Our articles of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Washington Business Corporation Act. In addition, our articles provide the company with the authority to purchase director and officer liability insurance to meet these obligations. We currently provide such insurance and intend to maintain it.

     In addition, we have entered into indemnification agreements with our directors and key executives, including our named executive officers. These agreements require SonoSite to advance fees and expenses incurred by a director or officer in defense of a legal proceeding brought against him or her as a result of actions performed as a director or officer. The advancement of such costs is conditioned upon the director or officer providing to SonoSite an undertaking stating that such costs will be repaid to SonoSite if there is a final adjudication by a court that the individual is not entitled to such indemnification. The agreement obligates SonoSite to pay any damages, losses, and claims resulting from such legal proceeding, with the exception of actions, claims or proceedings (i) in which the director or officer is adjudged liable to SonoSite; (ii) in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer (for example, insider trading and short swing trading under Section 16); (iii) in which the director or officer is adjudged to have engaged in intentional misconduct or a knowing violation of law; and (iv) if SonoSite is otherwise prohibited by applicable law from paying such indemnification.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 2006 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except as set forth in this paragraph. Due to an administrative error, the Forms 4 for the annual director stock option grants for each of the nonemployee directors on April 25, 2006 were inadvertently filed three days late.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF KPMG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP has been recommended by the audit committee of the board of directors for reappointment as our independent registered public accounting firm. KPMG LLP has been our independent registered public accounting firm since 1998. The firm is registered with the Public Company Accounting Oversight Board. The board of directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

     Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SonoSite and its shareholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP.

     A representative of KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if the representative so desires. The representative will be available to respond to appropriate questions from shareholders.

The Board of Directors Unanimously Recommends a Vote “FOR” the Ratification of the Appointment
of KPMG LLP as Independent Registered Public Accounting Firm.

FEE DISCLOSURES

     The following chart shows the aggregate KPMG LLP fees for professional services in the named categories for the years ended December 31, 2006 and December 31, 2005:

	Fiscal Year 2006	Fiscal Year 2005
Audit fees (1)	$1,031,000	$913,000
Audit-related fees (2)	44,000	19,000
Tax fees (3)	49,000	22,000
All other fees (4)	1,000	1,000
Total	$1,125,000	$955,000
____________________

(1)	Audit fees consisted of professional services rendered in connection with the audit of SonoSite’s annual financial statements, audit of SonoSite’s internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, reviews of the financial statements included in SonoSite’s quarterly reports on Form 10-Q and reviews of documents filed with the SEC.

(2)	Audit-related fees consisted of professional services rendered in connection with the statutory audit of the U.K. subsidiary and the audit of SonoSite’s 401(k) benefit plan.

(3)	Tax fees consisted of consultations on various tax matters.

(4)	All other fees consisted primarily of tax compliance assistance with to expatriate employees in various countries.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

     The audit committee’s charter provides that the committee meet and pre-approve all audit services and all permissible non-audit services to be performed for SonoSite by its independent registered public accounting firm. Our audit committee has determined that KPMG LLP’s rendering of all other non-audit services is compatible with maintaining auditor independence.

OTHER BUSINESS

     The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying notice of annual meeting of shareholders and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

DEADLINE FOR RECEIPT OF
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

     Shareholder proposals intended for inclusion in the proxy materials for our 2008 annual meeting must be received by us no later than November 22, 2007 (the anniversary date of this year’s proxy mailing minus 120 days).

     Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials must give written notice of the proposal to us no fewer than January 22, 2008 (90 days prior to the date of the 2008 annual meeting). If our 2008 annual meeting is scheduled for a date earlier than the first Tuesday in May, however, such notice must be given within ten days after our first public disclosure of the scheduled meeting date. Such proposals should be directed to the Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904.

ANNUAL REPORT AND FORM 10-K

     A copy of our combined annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2006 accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Investor Relations, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904, (425) 951-1200.

By Order of the Board of Directors

KATHRYN SURACE-SMITH
Vice President, General Counsel and
Corporate Secretary
Bothell, Washington
March 13, 2007

     Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the annual meeting.

SONOSITE, INC.
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Sonosite, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sonosite, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SONOS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SONOSITE, INC.

Vote on Directors

1.	The board of directors recommends a vote "FOR" the nominees. Election of 10 Directors.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:
	01) Kirby L. Cramer 02) Carmen L. Diersen 03) Kevin M. Goodwin 04) Edward V. Fritzky 05) Steven R. Goldstein, M.D.	06) Paul V. Haack 07) Robert G. Hauser, M.D. 08) William G. Parzybok, Jr. 09) Jeffrey Pfeffer, Ph.D. 10) Jacques Souquet, Ph.D.			☐	☐	☐

Unless otherwise directed, all votes will be appointed equally among those persons for whom authority is given to vote.

Vote on Proposal

2.	The board of directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as independent registered public accounting firm								For	Against	Abstain

	Ratification of appointment of independent registered public accounting firm								☐	☐	☐

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If the shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

SONOSITE, INC.

This Proxy is solicited by the Board of Directors for the
Annual Meeting of Shareholders - April 24, 2007

The undersigned hereby appoint(s) Kevin M. Goodwin, Michael J. Schuh and Kathryn Surace-Smith and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of SonoSite, Inc. held of record by the undersigned on February 26, 2007 at the annual meeting of shareholders of SonoSite to be held at SonoSite's principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904 at 8:00 a.m. on Tuesday, April 24, 2007, with authority to vote upon the matter listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.